Exhibit 99.1
News
For Immediate Release	Contact:
January 28, 2014	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES ELECTS FORMER SECRETARY OF THE NAVY DONALD C. WINTER, Ph.D., TO ITS BOARD OF DIRECTORS
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NEW YORK, January 28, 2014—Minerals Technologies Inc. (NYSE: MTX) announced today that Donald C. Winter, Ph.D., who served as Secretary of the Navy from 2006 to 2009,  has been elected to its Board of Directors.

"We are very fortunate to have someone of Donald Winter's leadership abilities and extensive business experience join our board," said Joseph C. Muscari, Executive Chairman of Minerals Technologies. "Not only has Dr. Winter served as leader of the country's 900,000-strong Navy and Marine Corps, he also served five years as President and Chief Executive Officer of TRW Systems. He is a strong leader who will bring to our Board a solid background in engineering, government, international expertise, manufacturing and general management."

Dr. Winter is presently an independent consultant and a Professor of Engineering Practice at the University of Michigan, where he teaches graduate level courses on Systems Engineering, Safety and Reliability, and Maritime Policy.

He served as the 74th Secretary of the Navy from January 2006 to March 2009. As Secretary of the Navy, he led America's Navy and Marine Corps Team and was responsible for an annual budget in excess of $125 billion. Previously, Dr. Winter held multiple positions in the aerospace and defense industry as a systems engineer, program manager and corporate executive. From 2000 to 2005, he was President and CEO of TRW Systems (later Northrop Grumman Mission Systems), which he joined in 1972. TRW was a $5 billion per-year in sales operating unit of TRW Inc., engaged in systems engineering, information technology and services addressing defense, intelligence, civil and commercial markets, with operations throughout the U. S., and overseas in the United Kingdom, Northern and Eastern Europe, the Middle East and the Pacific Rim.

From 2010 to 2012, Dr. Winter served as chair of the National Academy of Engineering Committee charged with investigating the causes of the Deepwater Horizon Blowout for the Secretary of the Interior.  He continues to consult and lecture on systems safety, worldwide.

Dr. Winter received a bachelor's degree in physics from the University of Rochester, and both a masters and doctorate in physics from the University of Michigan. He is also a graduate of the University of Southern California Management Policy Institute, the UCLA Executive Program, and the Harvard University Program for Senior Executives in National and International Security. In 2002, he was elected a member of the National Academy of Engineering. In 2009, he received the Department of Defense Medal for Distinguished Public Service.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.01 billion in 2012.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/